Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF THE DEPOSITARY SHARES EACH REPRESENTING A 1/25th INTEREST IN A SHARE OF EQUITABLE HOLDINGS, INC.’S 4.950% FIXED RATE RESET NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B, PAR VALUE $1.00 PER SHARE AND LIQUIDATION PREFERENCE $25,000 PER SHARE (EQUIVALENT TO $1,000 PER DEPOSITARY SHARE) (CUSIP: 29452E AA9) AT A PURCHASE PRICE OF $1,000 PER DEPOSITARY SHARE, PLUS AN AMOUNT EQUAL TO ACCRUED, UNPAID AND UNDECLARED DIVIDENDS ON THE UNDERLYING PREFERRED STOCK

by

Equitable Holdings, Inc.

THE TENDER OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 9, 2025,

UNLESS EQUITABLE HOLDINGS, INC. EXTENDS OR EARLIER TERMINATES THE TENDER OFFER.

Equitable Holdings, Inc. is offering to purchase for cash any and all of the outstanding depositary shares (the “Series B Depositary Shares”) each representing a 1/25th interest in a share of its 4.950% Fixed Rate Reset Noncumulative Perpetual Preferred Stock, Series B, par value $1.00 per share and liquidation preference $25,000 per share (equivalent to $1,000 per Series B Depositary Share) (the “Series B Preferred Stock”), upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), which, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”). On the terms and subject to the conditions of the Offer, Equitable Holdings, Inc. will pay $1,000 per Series B Depositary Share, plus an amount equal to accrued, unpaid and undeclared dividends on the underlying Series B Preferred Stock from, and including December 15, 2024, to, but excluding, the Settlement Date (as defined below), for Series B Depositary Shares properly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on April 9, 2025 (such time and date, as the same may be extended, the “Expiration Date”). See Section 1.

Unless otherwise stated or the context otherwise requires, references in this Offer to Purchase to “Holdings,” the “Company,” “we,” “our” and “us” refer to Equitable Holdings, Inc., a Delaware corporation, its subsidiaries and affiliates, while references to “Equitable Holdings, Inc.” refer only to the holding company on an unconsolidated basis.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SERIES B DEPOSITARY SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 6 WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE BOARD OF DIRECTORS OF EQUITABLE HOLDINGS, INC. HAS APPROVED THE OFFER. HOWEVER, NEITHER EQUITABLE HOLDINGS, INC. NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SERIES B DEPOSITARY SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SERIES B DEPOSITARY SHARES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING EQUITABLE HOLDINGS, INC.’S REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SERIES B DEPOSITARY SHARES IN THE OFFER.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the Offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

You may direct questions and requests for assistance to Truist Securities, Inc., the lead dealer manager (the “Lead Dealer Manager”) for the Offer, or D.F. King & Co., Inc., the information agent (the “Information Agent”) for the Offer, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

Lead Dealer Manager

Truist Securities

Dealer Managers

Citigroup	Morgan Stanley	Wells Fargo Securities

March 12, 2025

IMPORTANT

The principal purpose of the Offer is to acquire any and all of the outstanding Series B Depositary Shares. The Offer is being made concurrent with Equitable Holdings, Inc.’s public offering (the “Junior Subordinated Debt Securities Offering”) of fixed-to-fixed reset rate junior subordinated debt securities due 2055 (the “junior subordinated debt securities”). Equitable Holdings, Inc. expects to use the net proceeds from the Junior Subordinated Debt Securities Offering and cash on hand, if necessary, to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the junior subordinated debt securities constitute an offer to sell or a solicitation of an offer to buy any junior subordinated debt securities. The Offer has certain conditions and no assurance can be given that these conditions will be satisfied. See Section 6.

Equitable Holdings, Inc. will, in connection with the allocation of the junior subordinated debt securities, consider, among other factors, whether or not the relevant investor seeking an allocation of the junior subordinated debt securities has, prior to such allocation, validly tendered or given a firm intention to Equitable Holdings, Inc. or the Dealer Managers that they intend to tender their Series B Depositary Shares pursuant to this Offer and, if so, the aggregate liquidation preference of Series B Depositary Shares tendered or intended to be tendered by such investor. However, Equitable Holdings, Inc. is not obliged to allocate the junior subordinated debt securities to a holder who has validly tendered or indicated a firm intention to tender the Series B Depositary Shares pursuant to this Offer and, if junior subordinated debt securities are allocated, the principal amount thereof may be less or more than the aggregate liquidation preference of Series B Depositary Shares tendered by such holder and accepted by Equitable Holdings, Inc. pursuant to this Offer.

All of the Series B Depositary Shares are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Series B Depositary Shares, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to D.F. King & Co., Inc., the tender agent for the Offer (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that Equitable Holdings, Inc. may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Series B Depositary Shares into the Tender Agent’s applicable DTC account. If your Series B Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Series B Depositary Shares. See Section 3.

Holdings has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Series B Depositary Shares in the Offer. Holdings has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase. If given or made, you must not rely upon any such information or representation as having been authorized by Holdings, the Information Agent, the Lead Dealer Manager or Citigroup Global Markets Inc., Morgan Stanley & Co. LLC or Wells Fargo Securities, LLC (together with the Lead Dealer Manager, the “Dealer Managers”). Equitable Holdings, Inc.’s Board of Directors has approved the Offer. However, you must make your own decision whether to tender your Series B Depositary Shares and, if so, how many.

i

Equitable Holdings, Inc. is not making the Offer to (nor will it accept any tender of Series B Depositary Shares from or on behalf of) holders of Series B Depositary Shares in any jurisdiction in which the making of the Offer or the acceptance of any tender of Series B Depositary Shares would not be in compliance with the laws of such jurisdiction. However, Equitable Holdings, Inc. may, at its discretion, take such action as Equitable Holdings, Inc. may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders of Series B Depositary Shares in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Equitable Holdings, Inc.’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Holdings and its consolidated subsidiaries. These forward-looking statements include, but are not limited to, statements regarding projections, estimates, forecasts and other financial and performance metrics and projections of market expectations. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.

These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of geopolitical conflicts, changes in tariffs and trade barriers, and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Asset Management segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.

You should read this Offer to Purchase and the documents incorporated or deemed to be incorporated by reference herein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this Offer to Purchase and the documents incorporated or deemed to be incorporated by reference herein are qualified by these cautionary statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Other risks, uncertainties and factors, including the risk factors and other information in Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”), filed with the SEC on February 24, 2025, as amended or supplemented in our other filings with the SEC, could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read carefully the risk factors and other information in our filings with the SEC incorporated by reference into this Offer to Purchase to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We recommend that you read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Series B Depositary Shares?	Equitable Holdings, Inc. is offering to purchase your depositary shares (the “Series B Depositary Shares”) each representing a 1/25th interest in a share of its 4.950% Fixed Rate Reset Noncumulative Perpetual Preferred Stock, Series B, par value $1.00 per share and liquidation preference $25,000 per share (equivalent to $1,000 per Series B Depositary Share).

What will the purchase price for the Series B Depositary Shares be?	The purchase price will be $1,000 per Series B Depositary Share, plus an amount equal to accrued, unpaid and undeclared dividends on the underlying Series B Preferred Stock from, and including December 15, 2024, to, but excluding, the Settlement Date. Equitable Holdings, Inc. will pay this purchase price to you in cash for all the Series B Depositary Shares it purchases under the Offer upon the terms and subject to the conditions contained in the Offer. See Section 1, Section 5 and Section 6.

How many Series B Depositary Shares will Equitable Holdings, Inc. purchase?	Equitable Holdings, Inc. will purchase any and all of the outstanding Series B Depositary Shares. As of March 11, 2025, there were 444,333 Series B Depositary Shares (representing $444,333,000 in aggregate liquidation preference of Series B Depositary Shares) issued and outstanding. See Section 1.

The Offer is not conditioned on any minimum number of Series B Depositary Shares being tendered. The Offer is, however, subject to certain conditions, including the Financing Condition. See Section 6.

How will Equitable Holdings, Inc. pay for the Series B Depositary Shares?	Equitable Holdings, Inc. expects to use the net proceeds from the Junior Subordinated Debt Securities Offering and cash on hand, if necessary, to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the junior subordinated debt securities constitute an offer to sell or a solicitation of an offer to buy any junior subordinated debt securities.

How long do I have to tender my Series B Depositary Shares?	You may tender your Series B Depositary Shares until the Offer expires.

The Offer will expire on April 9, 2025 at 5:00 p.m., New York City time, unless Equitable Holdings, Inc. extends it (such time and date, as the same may be extended, the “Expiration Date”). See Section 1.

Equitable Holdings, Inc. may choose to extend the Offer for any reason, subject to applicable laws. Equitable Holdings, Inc. cannot assure you that it will extend the Offer or, if it does, of the length of any extension that it may provide. See Section 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Depositary Shares, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

Can the Offer be extended, amended or terminated, and under what circumstances?	Equitable Holdings, Inc. reserves the right to extend or amend the Offer. If Equitable Holdings, Inc. extends the Offer, it will delay the acceptance of any Series B Depositary Shares that have been tendered. Equitable Holdings, Inc. reserves the right to terminate the Offer under certain circumstances. See Sections 6 and 15.

How will I be notified if Equitable Holdings, Inc. extends the Offer or amends the terms of the Offer?	Equitable Holdings, Inc. will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Date if it decides to extend the Offer. Equitable Holdings, Inc. will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?	The purpose of the Offer is to repurchase Series B Depositary Shares at the liquidation preference of the underlying Series B Preferred Stock, plus an amount equal to accrued, unpaid and undeclared dividends on the underlying Series B Preferred Stock.

Are there any conditions to the Offer?	The Offer is not conditioned upon any minimum number of Series B Depositary Shares being tendered. However, the Offer is subject to other conditions, including, among others, the Financing Condition and the absence of court and governmental action prohibiting, challenging or restricting the Offer. See Section 6.

How do I tender my Series B Depositary Shares?

The Offer will expire at 5:00 p.m., New York City time, on April 9, 2025, unless Equitable Holdings, Inc. extends or earlier terminates the Offer. To tender your Series B Depositary Shares prior to the expiration of the Offer you must electronically transmit your acceptance of the Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal. For purposes of the Offer, Series B Depositary

Shares may be tendered and will be accepted for purchase in minimum liquidation preference amounts of at least $1,000 per Series B Depositary Share and in integral multiples of $1,000 per Series B Depositary Share thereafter. Equitable Holdings, Inc. will not accept any alternative, conditional or contingent tenders. Holders who tender less than all of their Series B Depositary Shares must continue to hold Series B Depositary Shares with a liquidation preference of at least $2,000.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by the DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that Equitable Holdings, Inc. will not purchase your Series B Depositary Shares in the Offer unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Depositary Shares, it is likely it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.

Once I have tendered Series B Depositary Shares in the Offer, can I withdraw my tender?	You may withdraw any Series B Depositary Shares you have tendered at any time before the Expiration Date, which will occur at 5:00 p.m., New York City time, on April 9, 2025, unless Equitable Holdings, Inc. extends the Offer. Equitable Holdings, Inc. cannot assure you that it will extend the Offer or, if it does, of the length of any extension it may provide. See Section 4.

How do I withdraw Series B Depositary Shares I previously tendered?	You must deliver, on a timely basis prior to the Expiration Date, a written notice of your withdrawal to the Tender Agent at the address appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Series B Depositary Shares to be withdrawn and the name of the registered holder of those Series B Depositary Shares. Some additional requirements apply for Series B Depositary Shares that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

Has Equitable Holdings, Inc. or its Board of Directors adopted a position on the Offer?

The Board of Directors of Equitable Holdings, Inc. has approved the Offer. However, neither Equitable Holdings, Inc. nor its Board of Directors makes any recommendation to holders of Series B Depositary Shares as to whether to tender or refrain from tendering their Series B Depositary Shares. You should read carefully the information in this Offer to Purchase, including Equitable Holdings, Inc.’s reasons for making the Offer, before making your decision whether to tender your Series B Depositary Shares.

What is the market value of my Series B Depositary Shares as of a recent date?	There is no established trading market for the Series B Depositary Shares.

When will Equitable Holdings, Inc. pay for the Series B Depositary Shares I tender?	Equitable Holdings, Inc. will pay the purchase price to you in cash for the Series B Depositary Shares it purchases promptly after the Expiration Date and the acceptance of the Series B Depositary Shares for payment. We refer to the date on which such payment is made as the “Settlement Date.” Equitable Holdings, Inc. currently expects the Settlement Date to be April 11, 2025. See Section 5.

Will I have to pay brokerage commissions if I tender my Series B Depositary Shares?	If you are a registered holder of Series B Depositary Shares and you tender your Series B Depositary Shares directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Series B Depositary Shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

What are the U.S. federal income tax consequences if I tender my Series B Depositary Shares?	The cash received in exchange for tendered Series B Depositary Shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received with respect to a sale or exchange of the tendered Series B Depositary Shares or (2) a distribution from Equitable Holdings, Inc. in respect of its stock, depending on the particular circumstances of each holder of Series B Depositary Shares. See Section 13 for a more detailed discussion.

We recommend that holders of the Series B Depositary Shares consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

Will I have to pay any stock transfer tax if I tender my Series B Depositary Shares?	If you are the registered holder and you instruct the Tender Agent to make the payment for the Series B Depositary Shares directly to you, then generally you will not incur any stock transfer tax. See Section 5.

To whom can I talk if I have questions?	You may call the Lead Dealer Manager with questions regarding the terms of the Offer or the Information Agent with questions regarding how to tender and/or request additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the Offer.

Truist Securities, Inc. is acting as the lead dealer manager (the “Lead Dealer Manager”), Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as dealer managers (together with the Lead Dealer Manager, the “Dealer Managers”), D.F. King & Co., Inc. is acting as the information agent (the “Information Agent”) and as the tender agent (the “Tender Agent”) for the Offer. See the last page of this Offer to Purchase for additional information about the Dealer Managers, Information Agent and Tender Agent.

INTRODUCTION

To the Holders of Equitable Holdings, Inc.’s Series B Depositary Shares:

Equitable Holdings, Inc. invites the holders of the depositary shares (the “Series B Depositary Shares”) each representing a 1/25th interest in a share of its 4.950% Fixed Rate Reset Noncumulative Perpetual Preferred Stock, Series B, $1.00 par value per share and liquidation preference $25,000 per share (equivalent to $1,000 per Series B Depositary Share) (the “Series B Preferred Stock”), to tender their Series B Depositary Shares for purchase by Equitable Holdings, Inc. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, which together, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”), Equitable Holdings, Inc. is offering to purchase any and all of the 444,333 outstanding Series B Depositary Shares at a price of $1,000 per Series B Depositary Share, plus an amount equal to accrued, unpaid and undeclared dividends on the underlying Series B Preferred Stock from, and including December 15, 2024, to, but excluding, the Settlement Date. Equitable Holdings, Inc. will pay the purchase price to the tendering holders of Series B Depositary Shares in cash for all Series B Depositary Shares that it purchases in the Offer.

The Offer will expire at 5:00 p.m., New York City time, on April 9, 2025, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Equitable Holdings, Inc. reserves the right to extend the period of time in which the Offer will remain open. Equitable Holdings, Inc. will pay for all properly tendered and not properly withdrawn Series B Depositary Shares that are accepted for purchase promptly after the Expiration Date (the “Settlement Date”).

Tendering holders of Series B Depositary Shares whose Series B Depositary Shares are registered in their own names and who tender directly to D.F. King & Co., Inc., the tender agent for the Offer (the “Tender Agent”), through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) will not be obligated to pay brokerage fees or commissions or, except as set forth by Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of the Series B Depositary Shares by Equitable Holdings, Inc. under the Offer. If you own your Series B Depositary Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Series B Depositary Shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SERIES B DEPOSITARY SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 6.

THE BOARD OF DIRECTORS OF EQUITABLE HOLDINGS, INC. HAS APPROVED THE OFFER. HOWEVER, NEITHER THE EQUITABLE HOLDINGS, INC. NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SERIES B DEPOSITARY SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SERIES B DEPOSITARY SHARES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING EQUITABLE HOLDINGS, INC.’S REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SERIES B DEPOSITARY SHARES IN THE OFFER. SEE SECTION 2.

As of March 11, 2025, there were 444,333 Series B Depositary Shares (representing $444,333,000 in aggregate liquidation preference of Series B Preferred Stock issued and outstanding). The liquidation preference of the Series B Depositary Shares is $1,000 per share.

THE OFFER

Section 1. Number of Series B Depositary Shares.

General. Upon the terms and subject to the conditions of the Offer, Equitable Holdings, Inc. will purchase any and all of the outstanding Series B Depositary Shares that are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled Expiration Date of the Offer, at a price of $1,000 per Series B Depositary Share, plus an amount equal to accrued, unpaid and undeclared dividends on the underlying Series B Preferred Stock from, and including December 15, 2024, to, but excluding, the Settlement Date.

The term “Expiration Date” means 5:00 p.m., New York City time, on April 9, 2025, unless and until Equitable Holdings, Inc. shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by Equitable Holdings, Inc., shall expire. Equitable Holdings, Inc. will pay for all properly tendered and not properly withdrawn Series B Depositary Shares that are accepted for purchase on the Settlement Date, which will be promptly after the Expiration Date. See Section 15 for a description of Equitable Holdings, Inc.’s right to extend, delay, terminate or amend the Offer.

If Equitable Holdings, Inc. materially changes the Offer or information concerning the Offer, it will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If Equitable Holdings, Inc. (i) increases or decreases the price to be paid for the Series B Depositary Shares or (ii) decreases the number of Series B Depositary Shares that it may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SERIES B DEPOSITARY SHARES BEING TENDERED. EQUITABLE HOLDINGS, INC.’S OBLIGATION TO ACCEPT AND PAY FOR SERIES B DEPOSITARY SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Series B Depositary Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Equitable Holdings, Inc.’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Series B Depositary Shares.

Section 2. Purpose of the Offer.

The Offer. The purpose of the Offer is to repurchase Series B Depositary Shares from holders of Series B Depositary Shares at the liquidation preference, plus an amount equal to accrued, unpaid and undeclared dividends on the underlying Series B Preferred Stock. Equitable Holdings, Inc. will purchase any and all of the Series B Depositary Shares properly tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

General. The Board of Directors of Equitable Holdings, Inc. has approved the Offer. However, neither Equitable Holdings, Inc. nor its Board of Directors makes any recommendation to holders of Series B Depositary

Shares as to whether to tender or refrain from tendering their Series B Depositary Shares. Holders of Series B Depositary Shares should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Series B Depositary Shares, and, if so, how many Series B Depositary Shares to tender.

Equitable Holdings, Inc. will submit the Series B Depositary Shares acquired pursuant to the Offer to Computershare Trust Company, N.A. and Computershare Inc. (together, “Computershare”), as depository under the deposit agreement, for cancellation of the receipts with respect to such Series B Depositary Shares, and cancellation of the corresponding shares of the underlying Series B Preferred Stock.

Section 3. Procedures for Tendering Series B Depositary Shares.

All of the Series B Depositary Shares are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Series B Depositary Shares, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that Equitable Holdings, Inc. may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Series B Depositary Shares into the Tender Agent’s applicable DTC account.

If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Depositary Shares, it is likely it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We recommend that investors who hold Series B Depositary Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Series B Depositary Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.

For purposes of the Offer, Series B Depositary Shares may be tendered and will be accepted for purchase in minimum liquidation preference amounts of at least $1,000 per Series B Depositary Share and in integral multiples of $1,000 per Series B Depositary Share thereafter. Equitable Holdings, Inc. will not accept any alternative, conditional or contingent tenders. Holders who tender less than all of their Series B Depositary Shares must continue to hold Series B Depositary Shares with a liquidation preference of at least $2,000.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Series B Depositary Shares) of the Series B Depositary Shares tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•

Series B Depositary Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents

Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Series B Depositary Shares in accordance with the procedures set forth in this section.

Equitable Holdings, Inc. will make payment for Series B Depositary Shares tendered and accepted for payment in the Offer only after the Tender Agent timely receives a timely confirmation of the book-entry transfer of the Series B Depositary Shares into the Tender Agent’s account at DTC, a properly completed and duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Tender Agent will establish an account with respect to the Series B Depositary Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Series B Depositary Shares by causing DTC to transfer Series B Depositary Shares into the Tender Agent’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Series B Depositary Shares into the Tender Agent’s account at DTC, such deposit must be accompanied by either

•	a message that has been transmitted to the Tender Agent through the facilities of DTC or “agent’s message”, or

•

a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address set forth on the back page of this Offer to Purchase before the Expiration Date.

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents, is at the election and risk of the tendering holder of Series B Depositary Shares. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a holder of the Series B Depositary Shares or other payee pursuant to the Offer will be withheld and remitted to the U.S. Treasury, unless the holder of the Series B Depositary Shares or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Series B Depositary Shares or other payee is exempt from backup withholding, or such holder of the Series B Depositary Shares or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the holder of the Series B Depositary Shares or other payee may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the Series B Depositary Shares (including, among others, corporations) are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such holder of the Series B Depositary Shares generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E (each included as part of the Letter of Transmittal) or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s non-U.S. status. Tendering holders of the Series B Depositary Shares can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SERIES B DEPOSITARY SHARES PURCHASED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where Series B Depositary Shares are tendered on behalf of the holder of Series B Depositary Shares by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Series B Depositary Shares to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of certain material U.S. federal income tax consequences to tendering holders of the Series B Depositary Shares, see Section 13.

Return of Withdrawn Series B Depositary Shares. In the event of proper withdrawal of tendered Series B Depositary Shares, the Tender Agent will credit the Series B Depositary Shares to the appropriate account maintained by the tendering holder of Series B Depositary Shares at DTC without expense to the holder of the Series B Depositary Shares.

Determination of Validity; Rejection of Series B Depositary Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Equitable Holdings, Inc. will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Series B Depositary Shares, and its determination will be final and binding on all parties. Equitable Holdings, Inc. reserves the absolute right to reject any or all tenders of any Series B Depositary Shares that it determines are not in proper form or the acceptance for payment of or payment for which Equitable Holdings, Inc. determines may be unlawful. Equitable Holdings, Inc. also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Series B Depositary Shares or any particular holder of Series B Depositary Shares, and Equitable Holdings, Inc.’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of Series B Depositary Shares will be deemed to have been properly made until the holder of Series B Depositary Shares cures, or Equitable Holdings, Inc. waives, all defects or irregularities. None of Equitable Holdings, Inc., the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; Equitable Holdings, Inc.’s Acceptance Constitutes an Agreement. A tender of Series B Depositary Shares under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to Equitable Holdings, Inc. that (i) such holder of Series B Depositary Shares has the full power and authority to tender, sell, assign and transfer the tendered Series B Depositary Shares and (ii) when the same are accepted for payment by Equitable Holdings, Inc., it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

Equitable Holdings, Inc.’s acceptance for payment of Series B Depositary Shares tendered under the Offer will constitute a binding agreement between the tendering holder of Series B Depositary Shares and Equitable Holdings, Inc. upon the terms and conditions of the Offer.

Section 4. Withdrawal Rights.

Holders of Series B Depositary Shares may withdraw Series B Depositary Shares tendered into the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable.

For a withdrawal to be effective, the Tender Agent must receive, prior to the Expiration Date, a written notice of withdrawal at the Tender Agent’s address set forth on the back page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of Series B Depositary Shares, the number of Series B Depositary Shares that the holder of Series B Depositary Shares wishes to withdraw and the name of the registered holder of the Series B Depositary Shares.

Any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Series B Depositary Shares and must otherwise comply with DTC’s procedures. Equitable Holdings, Inc. will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of Equitable Holdings, Inc., the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Series B Depositary Shares may not rescind a withdrawal and Equitable Holdings, Inc. will deem any Series B Depositary Shares that a holder of Series B Depositary Shares properly withdraws not properly tendered for purposes of the Offer, unless the holder of Series B Depositary Shares properly retenders the withdrawn Series B Depositary Shares before the Expiration Date by following one of the procedures described in Section  3.

Section 5. Purchase of Series B Depositary Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, on the Settlement Date, Equitable Holdings, Inc. will accept for payment and pay for, and thereby purchase, all Series B Depositary Shares properly tendered and not properly withdrawn prior to the Expiration Date.

Equitable Holdings, Inc. currently expects the Settlement Date to be April 11, 2025, or as may be extended pursuant to this Offer.

For purposes of the Offer, Equitable Holdings, Inc. will be deemed to have accepted for payment, and therefore purchased, Series B Depositary Shares that are properly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Series B Depositary Shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, on the Settlement Date, Equitable Holdings, Inc. will accept for payment and pay $1,000 per Series B Depositary Share, plus an amount equal to accrued, unpaid and undeclared dividends on the underlying Series B Preferred Stock from, and including December 15, 2024, to, but excluding, the Settlement Date, if properly tendered and not properly withdrawn.

Equitable Holdings, Inc. will pay for Series B Depositary Shares that it purchases under the Offer by depositing the aggregate purchase price for such Series B Depositary Shares with DTC, which will act as agent for tendering holders of the Series B Depositary Shares for the purpose of receiving payment from Equitable Holdings, Inc. and transmitting payment to the tendering holders of the Series B Depositary Shares.

Equitable Holdings, Inc. will pay all stock transfer taxes, if any, payable on the transfer to it of Series B Depositary Shares purchased under the Offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or tendered Series B Depositary Shares are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

Equitable Holdings, Inc. will submit Series B Depositary Shares acquired pursuant to the Offer to Computershare, as depository under the deposit agreement, for cancellation of the receipts with respect to such Series B Depositary Shares, and cancellation of the corresponding shares of the underlying Series B Preferred Stock.

Shares of the corresponding Series B Preferred Stock represented by purchased Series B Depositary Shares, will be retired and will return to the status of authorized but unissued shares of preferred stock.

Section 6. Conditions of the Offer.

Notwithstanding any other provision of the Offer, Equitable Holdings, Inc. will not be required to accept for payment, purchase or pay for any Series B Depositary Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Series B Depositary Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by Equitable Holdings, Inc. to have occurred) that, in Equitable Holdings, Inc.’s reasonable judgment, make it inadvisable to proceed with the Offer or with acceptance for payment:

•

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Series B Depositary Shares under the Offer or otherwise relates in any manner to the Offer;

•

there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Equitable Holdings, Inc. or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in Equitable Holdings, Inc.’s reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Series B Depositary Shares illegal or otherwise restrict or prohibit completion of the Offer;

•	delay or restrict the ability of Equitable Holdings, Inc., or render Equitable Holdings, Inc. unable, to accept for payment or pay for some or all of the Series B Depositary Shares;

•	in Equitable Holdings, Inc.’s reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after the date of this Offer to Purchase or any material escalation of any war or armed hostilities which had commenced before the date of this Offer to Purchase;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•

any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of Equitable Holdings, Inc. or any of its subsidiaries that could have a material adverse effect on Equitable Holdings, Inc. and its subsidiaries, taken as a whole, or on the benefits of the Offer to Equitable Holdings, Inc. or there is an adverse change in the benefits of the Offer to Equitable Holdings, Inc.; or

•	in Equitable Holdings, Inc.’s reasonable judgment, the following condition has not been satisfied (the “Financing Condition”):

•

Equitable Holdings, Inc.’s receipt of net proceeds from the Junior Subordinated Debt Securities Offering, which, in Equitable Holdings, Inc.’s reasonable judgment, will provide Equitable Holdings, Inc. with an amount of funds that, together with cash on hand, if necessary, is sufficient to fund the purchase price of all Series B Depositary Shares that would be accepted for payment in the Offer, assuming the Offer were fully subscribed.

The foregoing conditions are for the sole benefit of Equitable Holdings, Inc. and may be waived by Equitable Holdings, Inc., in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. Equitable Holdings, Inc.’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by Equitable Holdings, Inc. concerning the events described above will be final and binding on all parties.

Section 7. Historical Price Range of Series B Depositary Shares.

There is no established trading market for the Series B Depositary Shares.

Section 8. Source and Amount of Funds.

If the Offer is fully subscribed, Equitable Holdings, Inc. will pay $451,420,112 for the Series B Depositary Shares purchased pursuant to the Offer. Equitable Holdings, Inc. intends to use the net proceeds from the Junior Subordinated Debt Securities Offering and cash on hand, if necessary, to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the Junior Subordinated Debt Securities Offering constitute an offer to sell or a solicitation to buy any junior subordinated debentures.

Section 9. Certain Information Concerning Holdings.

We are one of America’s leading financial services companies and have helped clients prepare for their financial future with confidence since 1859. We have three primary business lines — retirement, asset management and affiliated distribution — that we run through our complementary and well-established principal franchises, Equitable, AllianceBernstein and Equitable Advisors. We manage more than $1.0 trillion of assets under management and assets under administration across these franchises, providing following at each franchise:

•	Equitable — Retirement and protection strategies to individuals, families and small businesses across the country;

•	AllianceBernstein — Diversified investment services to institutional investors, individuals, and private wealth clients worldwide; and

•	Equitable Advisors — Financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.

Within our three business lines, we have six segments: Individual Retirement, Group Retirement, Asset Management (formerly called ‘Investment Management and Research’), Protection Solutions, Wealth Management, and Legacy. We continue to maintain market-leading positions in Individual Retirement, Group Retirement, Asset Management, and Protection Solutions while our Wealth Management segment continues to grow in prominence.

We distribute our products through a premier affiliated and third-party distribution platform, consisting of:

Affiliated Distribution:

•	Our affiliated retail sales force, Equitable Advisors, which has approximately 4,600 licensed financial professionals who advise on retirement, protection and investment advisory solutions; and

•	More than 200 Bernstein Financial Advisors, who are responsible for the sale of investment products and solutions to Private Wealth clients.

Third-Party Distribution:

•

Distribution agreements with banks, broker dealers, insurance carriers, brokerage general agencies, independent marketing organizations and wires giving us access to approximately 150,000 financial professionals to market our retirement, protection and investment solutions; and

•	An AB global distribution team of more than 500 professionals, who engage with more than 4,800 retail distribution partners and more than 700 institutional clients.

We aim to be a trusted service provider to our clients by providing advice, products and services that help them navigate complex financial decisions. Our financial strength and the quality of our people, their ingenuity and the service they provide help us build relationships of trust with our clients.

We are organized into six segments: Individual Retirement, Group Retirement, Asset Management, Protection Solutions, Wealth Management, and Legacy. We report certain activities and items that are not included in our segments in Corporate and Other.

•

Individual Retirement—We are a leading provider of variable annuity products, which primarily meet the needs of individuals saving for retirement or seeking retirement income by allowing them to invest in various markets through underlying investment options.

•

Group Retirement—We offer tax-deferred investment and retirement services or products to plans sponsored by educational entities, municipalities and not-for-profit entities, as well as small and medium-sized businesses.

•	Asset Management—We are a leading provider of diversified investment management and related services to a broad range of clients globally.

•

Protection Solutions—We focus our life insurance products on attractive protection segments such as VUL and corporate owned life insurance and our employee benefits business on small and medium-sized businesses.

•

Wealth Management—We are an emerging leader in the wealth management space with a differentiated advice value proposition, that offers discretionary and non-discretionary investment advisory accounts, financial planning and advice, insurance, and annuity products.

•	Legacy—This segment primarily consists of the capital intensive fixed-rate GMxB business written in the Individual Retirement market prior to 2011.

Holdings is a Delaware corporation. Our principal executive offices are located at 1345 Avenue of the Americas, New York, New York 10105, and our telephone number is (212) 554-1234.

Additional Information. Holdings is subject to the informational requirements of the Exchange Act and, accordingly, files annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information without charge at the SEC’s website at http://www.sec.gov.

You may also access, free of charge, Holdings’ reports filed with the SEC (for example, Holdings’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those forms) through our website (www.equitableholdings.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our websites or any other website identified herein is part of, or incorporated into, this Offer to Purchase. All website addresses in this Offer to Purchase are intended to be inactive textual references only. Copies of this Offer to Purchase, including the exhibits and schedules thereto, are also available at your request, without charge, from:

Equitable Holdings, Inc.

1345 Avenue of the Americas

New York, New York 10105

Attention: Head of Investor Relations

(212) 554-1234

Incorporation by Reference. The SEC allows us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this Offer to Purchase contain important information that you should read about us. The following documents are incorporated by reference into this Offer to Purchase:

•	the 2024 Annual Report;

•

The information specifically incorporated by reference into Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from Holdings’ Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2024; and

•

Holdings’ Current Reports on Form 8-K, filed with the SEC on January 15, 2025, February 24, 2025 (Acc. No.: 0001193125-25-032709) (only with respect to information filed under Item 1.01) and February 24, 2025 (Acc. No.: 0001193125-25-032727) (only with respect to information filed under Items 1.01 and 2.03).

You should read the information relating to us in this Offer to Purchase together with the information in the documents incorporated or deemed to be incorporated by reference herein. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Certain Financial Information. Equitable Holdings, Inc. incorporates by reference the financial statements and notes thereto included in the 2024 Annual Report.

Any statement contained in a document incorporated or considered to be incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, except that information furnished to the SEC making reference to the Offer will be incorporated by reference in this Offer to Purchase. Equitable Holdings, Inc. will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase, and Equitable Holdings, Inc.’s constitutional documents. You may request such documents as provided under “Additional Information.”

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Series B Depositary Shares and Other Securities.

As of March 11, 2025, Equitable Holdings, Inc. had 444,333 issued and outstanding Series B Depositary Shares.

Except as described below, neither Equitable Holdings, Inc. nor, to the best of its knowledge, any of its executive officers and directors or any associates or majority-owned subsidiaries of Equitable Holdings, Inc., beneficially owns any of the Series B Depositary Shares.

Based on Equitable Holdings, Inc.’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither Equitable Holdings, Inc. nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of Equitable Holdings, Inc.’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Series B Depositary Shares during the sixty (60) days prior to March 11, 2025.

Equitable Holdings, Inc. is a party to the Deposit Agreement, dated as of August 11, 2020, with Computershare Inc. and Computershare Trust Company, N.A. (together, the “Depository”), and the holders from time to time of the depositary receipts described therein, with respect to the Series B Depositary Shares, pursuant to which shares of the Series B Preferred Stock were deposited with the Depository and the Series B Depositary Shares, representing fractional interests in the shares of the Series B Preferred Stock were issued.

Except as otherwise described above and elsewhere in this Offer to Purchase, neither Equitable Holdings, Inc. nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any of Equitable Holdings, Inc.’s securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Effects of the Offer on the Market for Series B Depositary Shares; Registration Under the Exchange Act.

Equitable Holdings, Inc.’s common shares are publicly traded on the New York Stock Exchange and registered under the Exchange Act, which requires, among other things, that Equitable Holdings, Inc. furnish certain information to its stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of Equitable Holdings, Inc.’s stockholders. As of March 11, 2025, there were 444,333 Series B Depositary Shares outstanding and all such Series B Depositary Shares are held through DTC.

All Series B Depositary Shares purchased by Equitable Holdings, Inc. in the Offer will be retired and will return to the status of authorized but unissued shares of its preferred stock.

If Equitable Holdings, Inc. purchases the maximum number of 444,333 Series B Depositary Shares in the Offer, it will eliminate an aggregate liquidation preference of $444,333,000 of Series B Preferred Stock.

Section 12. Legal Matters; Regulatory Approvals.

Equitable Holdings, Inc. is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Series B Depositary Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Series B Depositary Shares by Equitable Holdings, Inc. as contemplated by the Offer. Should any approval or other action be required, Equitable Holdings, Inc. presently contemplates that it will seek that approval or other action. Equitable Holdings, Inc. is unable to predict whether it will be required to delay the acceptance for payment of or payment for Series B Depositary Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of Equitable Holdings, Inc. under the Offer to accept for payment and pay for Series B Depositary Shares is subject to conditions. See Section  6.

Section 13. Certain Material U.S. Federal Income Tax Consequences.

The following summary describes certain material U.S. federal income tax consequences relating to the Offer to tendering U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Equitable Holdings, Inc. has not sought, nor does it expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Series B Depositary Shares to Equitable Holdings, Inc. pursuant to the Offer or that any such position would not be sustained.

This discussion addresses only holders who hold their Series B Depositary Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders that are subject to special rules under the U.S. federal income tax laws (such as, for example, financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold Series B Depositary Shares as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, or investors in such pass-through entities, persons that acquired their Series B Depositary Shares through the exercise of employee stock options or otherwise as compensation or holders who own, or have previously owned at any time, (actually or constructively) stock possessing at least 10% of Equitable Holdings, Inc.’s voting power), persons that are “controlled foreign corporations” or “passive foreign investment companies,” or persons subject to special tax accounting rules as a result of any item of gross income with respect to Series B Depositary Shares being taken into account in an applicable financial statement. This discussion also does not address all of the U.S. federal income tax consequences that may be relevant to holders of Series B Depositary Shares that participate in the Offer as well as in the Junior Subordinated Debt Securities Offering.

This summary does not address any state, local or non-U.S. tax consequences of participating in the Offer, nor does it address any alternative minimum tax considerations, any Medicare tax consequences, or any U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to U.S. federal income tax. You should consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of Series B Depositary Shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (3) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions or (b) that has a valid election in effect to be treated as a U.S. person, or (4) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Series B Depositary Shares that is for U.S. federal income tax purposes, (1) a nonresident alien individual, (2) a foreign corporation, or (3) a foreign estate or trust.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Series B Depositary Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Series B Depositary Shares, then you should consult your own tax advisor.

Tax Consequences to U.S. Holders. A sale of Series B Depositary Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Series B Depositary Shares or as receiving a distribution from Equitable Holdings, Inc. with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment. Under Section 302 of the Code, a sale of Series B Depositary Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” of Series B Depositary Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Series B Depositary Shares held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s stock interest in Equitable Holdings, Inc., or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Series B Depositary Shares by a U.S. Holder pursuant to the Offer will result in a “complete termination” if, after the sale, either (1) the U.S. Holder no longer owns any of Equitable Holdings, Inc.’s outstanding preferred or common shares (either actually or constructively) or (2) the U.S. Holder no longer actually owns any of Equitable Holdings, Inc.’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Series B Depositary Shares by a U.S. Holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Equitable Holdings, Inc. Whether a holder of Series B Depositary Shares meets this test will depend on the holder’s particular facts and circumstances, as well as the relative percentage of Series B Depositary Shares tendered by such holder and each of the other holders of Series B Depositary Shares.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Series B Depositary Shares), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion is likely to apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue).

U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Series B Depositary Shares to the Company pursuant to this Offer.

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including any amounts for accrued, unpaid and undeclared dividends) and such U.S. Holder’s tax basis in the Series B Depositary Shares tendered. Generally, a U.S. Holder’s tax basis for the Series B Depositary Shares tendered will be equal to the cost of the Series B Depositary Shares to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Series B Depositary Shares exceeds one year as of the date of the sale pursuant to the Offer. In the case of a non-corporate U.S. Holder, long-term capital gain on Series B Depositary Shares held for more than one year is currently subject to a reduced rate of tax. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Series B Depositary Shares (i.e., Series B Depositary Shares acquired by the U.S. Holder at the same cost in a single transaction). Any such gain or loss will generally be U.S. source gain or loss (for U.S. foreign credit tax purposes).

Distribution Treatment. If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Series B Depositary Shares pursuant to the Offer will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares. The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of Equitable Holdings, Inc.’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of Equitable Holdings, Inc.’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received (as determined on a block-by-block basis), and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Series B Depositary Shares for more than one year as of the date of sale pursuant to the Offer.

Any distribution treated as a dividend will generally constitute “qualified dividend income” for non-corporate U.S. Holders provided certain holding period requirements are met. A dividend received by a corporate U.S. Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Series B Depositary Shares.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Series B Depositary Shares exchanged. Such tax basis will be added to the remaining shares owned by the U.S. Holder; provided that where the remaining shares owned consist of more than one class (e.g., common and Series B Depositary Shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Series B Depositary Shares may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

Tax Consequences to Non-U.S. Holders – Sale or Exchange Treatment. Subject to the discussion below concerning effectively connected income and FATCA and the discussion concerning backup withholding in Section 3 above, if you are a Non-U.S. Holder and you satisfy either of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of a Series B Depositary Shares pursuant to the Offer, unless (1) Equitable Holdings, Inc. is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the relevant statutory period and you held, directly or indirectly, at any time during the five-year period ending on the date of the sale, more than 5% of the Series B Depositary Shares and you are not eligible for any treaty exemption; (2) the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as and to the extent described below; or (3) you are an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met, in which case you will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses) at a rate of 30% (or a lower applicable treaty rate).

Generally, a corporation is a “US real property holding corporation” for U.S. federal income tax purposes if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Equitable Holdings, Inc. does not believe that it currently is, or has been, a U.S. real property holding corporation.

If you are engaged in a trade or business in the United States, and if income or gain on the Series B Depositary Shares is effectively connected with the conduct of a trade or business, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion above), subject to an applicable income tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Series B Depositary Shares pursuant to the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

Although you may satisfy one of the Section 302 tests described above, for withholding purposes, the applicable withholding agent may treat the sale proceeds as a distribution for U.S. federal income tax purposes that is made out of Equitable Holdings, Inc.’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below. In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (see Section 3) generally will not apply to amounts subject to the withholding tax described below.

Tax Consequences to Non-U.S. Holders – Distribution Treatment. If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your Series B Depositary Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Series B Depositary Shares will be determined in the manner described above for U.S. Holders. Subject to the discussion below concerning effectively connected income, to the extent that amounts you receive are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that you are a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable income tax treaty.

If income or gain on the Series B Depositary Shares is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), (1) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion above), subject to an applicable income tax treaty providing otherwise, and

(2) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Series B Depositary Shares in the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

FATCA. Provisions of the Code and related Treasury Regulations commonly referred to as “FATCA” require withholding at a rate of 30% on payments of dividends on or in respect of Equitable Holdings, Inc.’s Series B Depositary Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (whether or not such foreign financial institutions or non-U.S. entities hold Equitable Holdings, Inc.’s Series B Depositary Shares as beneficial owners or intermediaries) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those foreign financial institutions or certain other non-U.S. entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country (an “IGA”) may modify these requirements. If Series B Depositary Shares are held through a foreign financial institution that has agreed to comply with the foregoing requirements or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the foregoing requirements and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA if you tender your Series B Depositary Shares pursuant to the Offer in light of your particular situation.

Backup Withholding. See Section  3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Section 14. Accounting Treatment.

Upon the settlement of the Offer, the carrying value of the Series B Depositary Shares repurchased will be removed from the additional paid in capital and par value accounts within shareholders’ equity, and the difference between the repurchase price and the carrying value of each Series B Depositary Share repurchased (net of issuance costs) will be recorded as a reduction to net income to arrive at net income available to common shareholders.

Section 15. Extension of the Offer; Termination; Amendment.

Equitable Holdings, Inc. expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Equitable Holdings, Inc. to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Series B Depositary Shares by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. Equitable Holdings, Inc. also expressly reserves the right to terminate the Offer and not accept for payment or pay for any Series B Depositary Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Series B Depositary Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. Equitable Holdings, Inc.’s reservation of these rights to delay payment for Series B Depositary Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that Equitable Holdings, Inc. must pay the consideration offered or return the Series B Depositary Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, Equitable Holdings, Inc. further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Equitable Holdings, Inc. to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Series B Depositary Shares or by decreasing or increasing the number of Series B Depositary Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to holders of Series B Depositary Shares in a manner reasonably designed to inform holders of Series B Depositary Shares of the change. Without limiting the manner in which Equitable Holdings, Inc. may choose to make a public announcement, except as required by applicable law, Equitable Holdings, Inc. shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If Equitable Holdings, Inc. materially changes the terms of the Offer or the information concerning the Offer, Equitable Holdings, Inc. will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	Equitable Holdings, Inc. (i) increases or decreases the price to be paid for Series B Depositary Shares or (ii) decreases the number of Series B Depositary Shares being sought in the Offer, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten business day period.

Section 16. Fees and Expenses.

Equitable Holdings, Inc. has retained Truist Securities, Inc. to act as the lead dealer manager (the “Lead Dealer Manager”), Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC to act as the dealer managers (together with the Lead Dealer Manager, the “Dealer Managers”), D.F. King & Co., Inc. to act as the information agent (the “Information Agent”) and as the tender agent (the “Tender Agent”) in connection with the Offer. The Information Agent may contact holders of Series B Depositary Shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Series B Depositary Shares to forward materials relating to the Offer to beneficial owners. The Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by Equitable Holdings, Inc. for specified reasonable out-of-pocket expenses. The Dealer Managers, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities laws. The Dealer Managers or their respective affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which, they have received customary fees and reimbursements of expenses.

No fees or commissions will be payable by Holdings to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Series B Depositary Shares under the Offer. We recommend that investors who hold Series B Depositary Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Series B Depositary Shares tender Series B Depositary Shares through such brokers or banks and not directly to the Tender Agent. Equitable Holdings, Inc., however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Series B Depositary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of Equitable Holdings, Inc., the Dealer Managers, the Information Agent, or the Tender Agent for purposes of the Offer. Equitable Holdings, Inc. will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Series B Depositary Shares, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

Section 17. Rule 14e-4 “Net Long Position” Requirement.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Series B Depositary Shares in the Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Series B Depositary Shares being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Series B Depositary Shares complies with Rule 14e-4.

The tender of Series B Depositary Shares, pursuant to any of the procedures described above, will constitute a binding agreement between you and Equitable Holdings, Inc. upon the terms and subject to the conditions of the Offer.

Section 18. Miscellaneous.

Equitable Holdings, Inc. is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If Equitable Holdings, Inc. becomes aware of any jurisdiction where the making of the Offer or the acceptance of Series B Depositary Shares pursuant thereto is not in compliance with applicable law, Equitable Holdings, Inc. will make a good faith effort to comply with the applicable law. If, after such good faith effort, Equitable Holdings, Inc. cannot comply with the applicable law, Equitable Holdings, Inc. will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of Series B Depositary Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Equitable Holdings, Inc. by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) and Rule 13e-3 under the Exchange Act, Equitable Holdings, Inc. has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Equitable Holdings, Inc.

Equitable Holdings, Inc.’s Board of Directors has approved the Offer. However, neither Equitable Holdings, Inc. nor its Board of Directors makes any recommendation to holders of Series B Depositary Shares as to whether to tender or refrain from tendering their Series B Depositary Shares. Equitable Holdings, Inc. has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Equitable Holdings, Inc. or the Information Agent.

March 12, 2025

Lead Dealer Manager

Truist Securities, Inc.

3333 Peachtree Rd NE

Atlanta, GA 30326

Attention: Liability Management

Toll-free: 833-594-7730

Phone (Collect): 404-926-5262

liabilitymanagement@truist.com

Dealer Managers

Citigroup Global Markets Inc.	Morgan Stanley & Co. LLC	Wells Fargo Securities, LLC
388 Greenwich Street	1585 Broadway	550 South Tryon Street, 5th Floor
New York, New York 10013	New York, NY 10036	Charlotte, NC 28202
Attn: Liability Management Group	Attn: Equity Syndicate Department	Attn: Liability Management Group
Toll-Free: (800) 588 -3745	Toll-Free: (855) 483-0952	Toll-Free: (866) 309-6316
Collect: (212) 723 -6106		Collect: (704) 410-4235
Email: ny.liabilitymanagement@citi.com		Email: liabilitymanagement@wellsfargo.com

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Series B Depositary Shares or that holder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for the Offer is:

D.F. King & Co., Inc.:

(800) 848-3374

48 Wall Street

New York, NY 10005

Email: equitable@dfking.com

Please contact the Lead Dealer Manager with questions regarding the terms of the Offer at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer at the contact information set forth below. Holders of Series B Depositary Shares also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent at the contact information set forth above to confirm delivery of Series B Depositary Shares.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers call: (212) 269-5550

or

Call Toll Free: (800) 848-3374

Email: equitable@dfking.com